Exhibit 8.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

July 17, 2024

Marathon Oil Corporation

990 Town and Country Boulevard

Houston, TX 77024

Ladies and Gentlemen:

We have acted as counsel to Marathon Oil Corporation, a Delaware corporation (“Marathon Oil”), in connection with the Merger, as defined in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 24, 2024, by and among Marathon Oil, ConocoPhillips, a Delaware corporation (“ConocoPhillips”), and Puma Merger Sub Corp., a Delaware corporation and wholly owned Subsidiary of ConocoPhillips (“Merger Sub”). All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Merger Agreement.

At your request, and in connection with the filing of the Form S-4 by ConocoPhillips with the Securities and Exchange Commission (File No. 333-280448) (the “Registration Statement”), including the proxy statement/prospectus forming a part thereof (“Proxy Statement/Prospectus”), we are rendering our opinion regarding certain U.S. federal income tax matters.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Merger Agreement and the documents referenced therein; (ii) the Registration Statement, including the Proxy Statement/Prospectus; (iii) the officer’s certificates, dated as of the date hereof, of ConocoPhillips and Marathon Oil, delivered to us for purposes of rendering this opinion (the “Officer’s Certificates”); and (iv) such other documents, information and materials as we have deemed necessary or appropriate. We have assumed that such documents are duly authorized, valid and enforceable. In our examination of the documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

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Marathon Oil Corporation

July 17, 2024

In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents; (2) the Merger will be consummated pursuant to, and in accordance with, the terms and conditions set forth in the Merger Agreement and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of ConocoPhillips, Marathon Oil, and Merger Sub in the Merger Agreement, the documents referenced therein, and the Registration Statement are and, at all times up to the Effective Time, will continue to be true, complete and correct; (4) the statements and representations (which statements and representations we have neither investigated nor verified) made by ConocoPhillips and Marathon Oil in their respective Officer’s Certificates are true, complete and correct at all times up to and including the Effective Time; (5) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of ConocoPhillips, Marathon Oil, and Merger Sub in the Merger Agreement, the documents referenced therein, the Registration Statement and the Officer’s Certificates that are qualified by the knowledge and/or belief of any person or entity are and, at all times up to the Effective Time, will continue to be true, complete and correct as though not so qualified; (6) none of the terms and conditions contained in the Merger Agreement, the documents referenced therein or the Registration Statement have been or will be waived or modified in any respect; (7) the Merger will qualify as a statutory merger under the DGCL and (8) ConocoPhillips, Marathon Oil, and Merger Sub will report the Merger for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct at all times up to the Effective Time, and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Merger is consummated other than in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, our opinion as expressed below may be adversely affected.

No opinion is expressed as to any transactions other than the Merger, or any matter other than those specifically covered by this opinion. This opinion is limited to the matters discussed below, subject to the assumptions, exceptions, limitations and qualifications stated in the section in the Registration Statement entitled “Material U.S. Federal Income Tax Consequences of the Merger” (the “Tax Discussion”). Our opinion is based on the Code, the Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Marathon Oil Corporation

July 17, 2024

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Tax Discussion, it is our opinion that:

1.	The Merger will qualify as a reorganization under Section 368(a) of the Code.

2.	As a result, a U.S. holder (as defined in the Registration Statement) that exchanges its shares of Marathon Oil common stock for shares of ConocoPhillips common stock generally will not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, received in lieu of a fractional share of ConocoPhillips common stock.

3.	Each U.S. holder’s aggregate tax basis in the shares of ConocoPhillips common stock received in the Merger (including any fractional share of ConocoPhillips common stock deemed received and disposed of for cash) generally will equal such U.S. holder’s aggregate adjusted tax basis in the shares of Marathon Oil common stock exchanged in the Merger.

4.	The holding period of the shares of ConocoPhillips common stock received by a U.S. holder in the Merger (including any fractional share of ConocoPhillips common stock deemed received and disposed of for cash) generally will include such U.S. holder’s holding period for the shares of Marathon Oil common stock exchanged in the Merger.

Marathon Oil Corporation

July 17, 2024

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion. The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP